Exhibit B-105

                    CERTIFICATE OF FORMATION

                               OF

                   FOREST CITY GATHERING, LLC


     The undersigned hereby adopts the following Certificate of Formation for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act:

                              ARTICLE I

     The name of the limited liability company is Forest City
Gathering, LLC (the "Company").

                           ARTICLE II

     The address of the Company's registered office and name and address of its registered agent for service of process are as follows:


                   Corporation Service Company
                2711 Centerville Road, Suite 400
                Wilmington, County of New Castle
                         Delaware 19808


     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 27th day of July, 2001.


/s/Jeffrey A. Zlotky